Exhibit 99.1

FOR IMMEDIATE RELEASE

Layne Christensen Appoints Alan P. Krusi to its Board of Directors

THE WOODLANDS, TX – January 13, 2016 – Layne Christensen (NASDAQ: LAYN) (“Layne”) today announced that Mr. Alan P. Krusi has been appointed to its Board of Directors, effective January 15, 2016.

Mr. Krusi was President of Strategic Development at AECOM Technology Corporation, a global provider of professional technical and management support services, from 2008 until 2015. As head of Strategic Development, he headed the firm’s mergers and acquisitions program and was a member of the AECOM Executive Management Team. He also oversaw strategic planning and enterprise risk management at various times. From 2003 to 2008, Mr. Krusi was President and Chief Executive Officer of Earth Tech, Inc., a subsidiary of Tyco International, a global provider of consulting, engineering, construction and operational services of water treatment facilities. He was responsible for the company’s overall growth strategy and operational performance, including investments in the firm’s developed, owned, and operated water treatment plants.

Prior to joining Earth Tech, Inc., Mr. Krusi was President of the Construction Services Division of URS Corporation, which included both the largest U.S. construction management firm and one of the top U.S. environmental remediation contractors. Mr. Krusi joined URS in 1999 through the merger with Dames & Moore Group where he spent over 15 years as a senior manager. Mr. Krusi currently serves on the Board of publicly-traded Comfort Systems USA, Alacer Gold Corporation and Blue Earth, Inc.

Michael J. Caliel, Layne’s President and CEO, commented, “We are delighted that Alan Krusi has agreed to join the Layne Board of Directors. Alan brings to our Board nearly four decades of executive leadership and corporate development experience in our core industries, including global water management, which aligns itself extremely well with our water focused strategy. With his many accomplishments and his extensive strategic, financial and corporate governance expertise, the Board of Directors and the management team look forward to his contributions to the organization.”

About Layne

Layne is a global solutions provider to the world of essential natural resources—water, minerals and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

Contacts

J. Michael Anderson

Chief Financial Officer

281-475-2694

michael.anderson@layne.com

Dennard Lascar Associates

Jack Lascar

713-529-6600

jlascar@dennardlascar.com

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